For Immediate Release	Contact:	Jon Oberle – ADC Investor Relations +1 952.917.2507 jon.oberle@adc.com

Mike Smith – ADC Media Relations +1 952.917.0306 mike.smith.dir@adc.com

ADC Announces William R. Spivey, Ph.D. Appointed
Independent Lead Director

Board Accepts Resignation of J. Kevin Gilligan

MINNEAPOLIS – February 6, 2009 - ADC (NASDAQ: ADCT; www.adc.com) announced today that current ADC Director William R. Spivey, Ph.D. has been appointed Independent Lead Director by the company’s Board of Directors. Effective immediately, Dr. Spivey replaces J. Kevin Gilligan, who will leave the ADC Board in mid-February. Gilligan recently announced that he accepted the position of Chief Executive Officer and Director of Capella Education Company.

“I want to welcome Dr. Spivey to his new role as Independent Lead Director for ADC. His familiarity with the company, deep industry experience, and commitment to sound corporate governance make him an excellent choice for this important role on our Board of Directors,” said Robert E. Switz, Chairman, President and CEO of ADC. “I also want to thank Kevin for his terrific service to ADC and our shareholders and wish him the best in his new leadership position at Capella.”

As Independent Lead Director, Spivey will preside over executive sessions of the Board and generally lead the affairs of the independent directors.  At this time, all of ADC’s directors other than Switz are independent and all of the company’s Board committees continue to be comprised solely of independent directors.

Spivey has served as an ADC Director since Sept. 2004. He has significant industry experience from prior roles including, President and Chief Executive Officer of Luminent, Inc., a fiber optics transmission products manufacturer, Network Products Group President for Lucent Technologies and Vice President of the Systems & Components Group at AT&T Corporation/Lucent Technologies. Spivey is also a Director of Novellus Systems, Inc., Raytheon Company, Laird, PLC and Cascade Microtech, Inc.

Gilligan offered to resign from the ADC Board upon his Capella appointment pursuant to ADC’s corporate governance policy. The move from ADC will enable him to focus on his new role. His resignation will also avoid ADC having two Board members who are both executives at a company unrelated to ADC. Lois M. Martin, Senior Vice President and Chief Financial Officer at Capella is also an ADC Director. Gilligan, who joined the ADC Board in Sept. 2004, will continue to serve as a director through Feb., 15 2009 to help transition his independent lead director responsibilities.

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A more detailed comparison of the roles of Chairman and Independent Lead Director is posted under the heading “Corporate Governance” in the Investor Relations section of ADC’s website at http://www.adc.com/investorrelations/corporategovernance/relevantdocuments/

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

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